Exhibit 23.1

KPMG LLP Suite 700 20 Pacifica Irvine, CA 92618-3391

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 15, 2024, with respect to the consolidated financial statements of Air Lease Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

May 6, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.